Exhibit 99.1

Atossa Genetics Announces Third Quarter 2017 Financial Results And Provides Company Update

SEATTLE, November 14, 2017 - Atossa Genetics Inc. (NASDAQ:ATOS) (“Atossa” or the “Company”), a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods for breast cancer and other breast conditions, today announced third quarter ended September 30, 2017 financial results and provided an update on recent company developments.

Steve Quay, President and CEO, commented, “We are very pleased with our recent clinical progress with our Endoxifen programs. Preliminary results from our Phase 1 study show that all objectives of both our proprietary topical and oral formulations of Endoxifen have been met. We recently raised capital to support advancement of our Endoxifen programs into Phase 2 trials.”

Recent Corporate Developments

Atossa’s important recent developments include the following:

●	Completed a public offering of common stock with gross proceeds of $5.5 million.

●	Announced the preliminary results from the Phase 1 study of oral Endoxifen with all objectives successfully met: there were no clinically significant safety signals and no clinically significant adverse events; oral Endoxifen was well tolerated; and study participants exhibited dose-dependent Endoxifen levels consistent with the therapeutic ranges identified in published reports.

●	Announced a new program using Chimeric Antigen Receptor Therapy, or CAR-T. Atossa plans to use its proprietary intraductal microcatheter technology to deliver CAR-T cells into the ducts of the breast for the potential targeted treatment of breast cancer.

●	Announced an upcoming Phase 2 Study of proprietary topical Endoxifen for the treatment of women with mammographic breast density, or MBD, which will be conducted by Stockholm South General Hospital in Sweden. The study will be led by principal investigator Dr. Per Hall, MD, Ph.D., Head of the Department of Medical Epidemiology and Biostatistics at Karolinska Institutet.

●	Announced the preliminary results from the Phase 1 study of topical Endoxifen with all objectives successfully met: there were no clinically significant safety signals and no clinically significant adverse events; the topical Endoxifen was well tolerated; and there were low but measurable Endoxifen levels detected in the blood in a dose-dependent fashion.

Q3 2017 Financial Results

We are in the research and development phase and we did not generate revenue for the three and nine months ended September 30, 2017.

Total operating expenses were approximately $2.1 million and $5.6 million for the three and nine months ended September 30, 2017, respectively, consisting of general and administrative (G&A) expenses of approximately $1.3 million and $3.5 million, respectively, and research and development (R&D) expenses of approximately $0.7 million and $2.1 million, respectively. Total operating expenses were approximately $1.6 million and $5.4 million for the three and nine months ended September 30, 2016, respectively, consisting of G&A expense of approximately $1.5 million and $5.0 million, respectively, and R&D expenses of $0.1 million and $0.4 million, respectively.

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with any variation between preliminary and final clinical results, actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, estimated market size of drugs under development, the safety and efficacy of Atossa’s products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, potential market sizes for Atossa’s drugs under development and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.
Kyle Guse
CFO and General Counsel
(O) 866 893-4927
kyle.guse@atossagenetics.com

Investor Relations Contact

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$2,733,663	$3,027,962
Restricted cash	55,000	55,000
Prepaid expenses	157,406	171,601
Other accounts receivable	4,040
Total current assets	2,950,109	3,254,563

Furniture and equipment, net	14,435	55,119
Intangible assets, net	561,354	640,440
Other assets	108,723	194,250
Total assets	$3,634,621	$4,144,372

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$380,399	$254,320
Accrued expenses	50,542	16,964
Payroll liabilities	627,587	769,899
Other current liabilities	13,295	6,083
Total current liabilities	1,071,823	1,047,266

Commitments and contingencies (note 13)

Stockholders’ equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, no shares issued or outstanding
Common stock - $.015 par value; 75,000,000 shares authorized, 14,022,741 and 3,786,913 shares issued and outstanding, as of September 30, 2017 and December 31, 2016, respectively	210,341	56,804
Additional paid-in capital	65,785,758	60,344,050
Accumulated deficit	(63,433,301)	(57,303,748)
Total stockholders’ equity	2,562,798	3,097,106

Total liabilities and stockholders’ equity	$3,634,621	$4,144,372

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,

	2017	2016	2017	2016
Operating expenses:
Research and development	$742,450	$85,000	$2,110,846	$403,963
General and administrative	1,313,477	1,473,435	3,528,189	5,040,939
Total operating expenses	2,055,927	1,558,435	5,639,035	5,444,902
Operating loss	(2,055,927)	(1,558,435)	(5,639,035)	(5,444,902)
Change in fair value of common stock warrants	(128,300)		(280,747)
Warrant financing expense			(192,817)
Other income (expense), net	(283)	1,763,124	(16,954)	1,599,667
Income (loss) before income taxes	(2,184,510)	204,689	(6,129,553)	(3,845,235)
Income taxes
Net income (loss)	$(2,184,510)	$204,689	$(6,129,553)	$(3,845,235)
Deemed dividends attributable to Series A Preferred Stock			(2,568,132)
Net income (loss) applicable to common stockholders	$(2,184,510)	$204,689	$(8,697,685)	$(3,845,235)
Income (loss) per common share - basic and diluted	$(0.18)	$0.07	$(1.10)	$(1.44)
Weighted average shares outstanding, basic and diluted	12,411,145	3,024,393	7,886,210	2,665,904